Exhibit 99.1

SmartHeat Inc. Announces $21 Million in Pending Orders, Provides 2008 and 2009 Sales and Earnings Guidance

NEW YORK, NY--(MARKET WIRE)—July 1, 2008 -- SmartHeat Inc. (OTC BB:SMHT.OB - News), a market leader in China's "green" technology heat energy saving industry, today announced that as of the end of the 2008 2nd quarter, SmartHeat had outstanding customers orders totalling approximately $21 million for 2008 contract fulfillment from various industrial and government clients in China.

2007 Audited Financials

In the audited financials for the fiscal year ended December 31, 2007, SmartHeat reported revenue of $13.2 million and net income of $2.1 million.

Financial Projections

For fiscal year 2008, SmartHeat projects revenue of approximately $42.5 million and net income of approximately $7.6 million from manufacturing and marketing of heat energy saving equipment. For fiscal year 2009, SmartHeat projects revenue of approximately $84.0 million and net income of approximately $15.1 million from manufacturing and marketing of heat energy saving equipment.

James Jun Wang, SmartHeat's Chief Executive Officer, commented: "SmartHeat provides effective and practical solutions to China’s rampant air pollution problems. Our customer order fulfillment process typically takes 6 to 9 months as we custom design, manufacture and ship products to our customers. Our products have broad utilization among residential, industrial and government sectors. As we just completed a strong 2nd quarter, we have entered into our 3rd quarter with a large number of pending orders. Our 3rd quarter is typically the strongest quarter for our business. We look forward to a great year of sales and earnings growth together with our customers and shareholders. "

About SmartHeat Inc.

SmartHeat Inc. is a US company with its primary operations in China. SmartHeat is a market leader in China's "green" technology heat energy saving industry. SmartHeat manufactures plate heat exchangers and compact plate heat exchanger units -- the technology that helps to capture and recycle waste heat thus reduces fossil fuel related costs and pollution. SmartHeat's products and technology have broad residential and industrial applications. China's heat transfer market is currently estimated at approximately $2.4 billion with double digit annual growth according to China Heating Association. Additional information about SmartHeat is available at its corporate website: www.smartheatinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact:

U.S. Contact: Mr. Arnold Staloff Independent Board Member SmartHeat Inc. Tel: 212-631-3510	Corporate Contact: Mr. James Wang CEO SmartHeat Inc. Tel: 011-86-13701368262 Email: jwang@taiyu-heating.com Website: www.smartheatinc.com
Source: SmartHeat Inc.